As filed with the Securities and Exchange Commission on April 27, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FIRST HORIZON CORPORATION

(Exact name of registrant as specified in its charter)

Tennessee (State or Other Jurisdiction of Incorporation or Organization)	62-0803242 (I.R.S. Employer Identification Number)

165 Madison Avenue Memphis, Tennessee 38103 (901) 523-4444 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Clyde A. Billings, Jr.

Senior Vice President, Assistant General Counsel

and Corporate Secretary

165 Madison Avenue

Memphis, TN 38103

(901) 523-4444

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to: Robert W. Reeder III Sullivan & Cromwell LLP 125 Broad Street New York, New York 10004 (212) 558-4000

Approximate date of commencement of proposed sale to the public: Securities may be offered on an immediate, continuous or delayed basis from time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

☒ Large Accelerated Filer    ☐ Accelerated Filer    ☐ Non-Accelerated Filer    ☐ Smaller Reporting Company ☐ Emerging Growth Company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

PROSPECTUS

FIRST HORIZON CORPORATION

Senior Debt Securities
Subordinated Debt Securities
Junior Subordinated Debt Securities
Common Stock
Preferred Stock
Depositary Shares
Purchase Contracts
Warrants
Units

The securities listed above may be offered and sold, from time to time, by us and/or by one or more selling security holders to be identified in the future. We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest in the securities described in the applicable prospectus supplement.

We may offer and sell these securities directly or through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. If any agents, dealers or underwriters are involved in the sale of any securities, the applicable prospectus supplement will set forth any applicable commissions or discounts. See “Plan of Distribution” for a further description of the manner in which we may sell the securities covered by this prospectus.

Our common stock is listed on the New York Stock Exchange under the symbol “FHN”. Unless otherwise indicated in the applicable supplement, the other securities offered hereby will not be listed on a national securities exchange.

This prospectus may not be used to sell securities unless accompanied by the applicable prospectus supplement.

You should carefully read this prospectus and the applicable prospectus supplement, together with the documents incorporated by reference, before you make your investment decision.

See “Risk Factors” on page 4 of this prospectus to read about factors you should consider before buying any securities.

These securities will be our equity securities or our unsecured obligations and will not be savings accounts, deposits or other obligations of any bank or non-bank subsidiary of ours and are not insured by the Federal Deposit Insurance Corporation, the Bank Insurance Fund or any other governmental agency and involve investment risks.

NONE OF THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION, THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BOARD OF GOVERNORS OF THE FEDERAL RESERVE SYSTEM OR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED THAT THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This prospectus is dated April 27, 2022.

Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus to “First Horizon,” “we,” “us,” “our,” or similar references mean First Horizon Corporation and do not include its subsidiaries or affiliates.

ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement that we filed with the Securities and Exchange Commission (“SEC”) using a “shelf” registration process. Under this shelf registration statement, we may sell, separately, together or in units, senior debt securities, subordinated debt securities, junior subordinated debt securities, common stock, preferred stock, depositary shares representing interests in preferred stock, purchase contracts, warrants and units in one or more offerings.

Each time we sell securities we will provide a prospectus supplement and, if applicable, a pricing supplement containing specific information about the terms of the securities being offered. That prospectus supplement may include a discussion of any risk factors or other special considerations that apply to those securities. The prospectus supplement and any pricing supplement may also add, update or change the information contained in this prospectus. If there is any inconsistency between the information in this prospectus (including the information incorporated by reference herein) and any prospectus supplement or pricing supplement, you should rely on the information in that prospectus supplement or pricing supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information”.

The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement can be read at the SEC website mentioned under the heading “Where You Can Find More Information”.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the SEC’s website at http://www.sec.gov. You can also inspect reports, proxy statements and other information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information in documents we file with it. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later. We incorporate by reference the documents listed below and any documents we file with the SEC after the date of this prospectus under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and before the date that the offering of securities by means of this prospectus is completed (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	Annual Report on Form 10-K for the year ended December 31, 2021, as amended by Amendment No. 1, filed on March 4, 2022 (File No. 001-15185);

•	Current Reports on Form 8-K filed on March 3, 2022 and March 11, 2022 (File No. 001-15185); and

•	The description of common stock in the registration statement on Form 8-A, dated July 26, 1999, filed pursuant to Section 12(b) of the Exchange Act (File No. 001-15185).

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You can request those documents from Janet E. Denkler, 165 Madison Avenue, Memphis, Tennessee 38103, telephone 901-523-4444, or you may obtain them from First Horizon Corporation’s corporate website at www.FirstHorizon.com. Except for the documents specifically incorporated by reference into this prospectus, information contained on our website or that can be accessed through our website does not constitute a part of this prospectus. We have included our website address only as an inactive textual reference and do not intend it to be an active link to our website.

We have provided only the information incorporated by reference or presented in this prospectus or the applicable prospectus supplement or pricing supplement. Neither we, nor any underwriters, dealers or agents, have authorized anyone else to provide you with different information. We may only use this prospectus to sell securities if it is accompanied by a prospectus supplement. We are only offering these securities in jurisdictions where the offer is permitted. You should not assume that the information in this prospectus or the applicable prospectus supplement or pricing supplement is accurate as of any date other than the dates on the front of those documents.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to our beliefs, plans, goals, expectations, and estimates. Forward-looking statements are not a representation of historical information, but instead pertain to future operations, strategies, financial results or other developments. The words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “should,” “is likely,” “will,” “going forward,” and other expressions that indicate future events and trends identify forward-looking statements.

Forward-looking statements are necessarily based upon estimates and assumptions that are inherently subject to significant business, operational, economic and competitive uncertainties and contingencies, many of which are beyond our control, and many of which, with respect to future business decisions and actions (including acquisitions and divestitures), are subject to change. Examples of uncertainties and contingencies include, among other important factors:

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the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the merger agreement between First Horizon, The Toronto Dominion Bank (“TD”), TD Bank US Holding Company (“TD-US”), and a subsidiary of TD-US (the “TD Merger Agreement” and such merger the “Proposed TD Merger”);

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the outcome of any legal proceedings that have been or may be instituted against First Horizon, TD, or TD-US, including litigation that has been or may be instituted against First Horizon or its directors or officers related to the Proposed TD Merger or the TD Merger Agreement;

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the timing and completion of the Proposed TD Merger, including the possibility that the Proposed TD Merger will not close when expected or at all because required regulatory, shareholder, or other approvals are not received or other conditions to the closing are not satisfied on a timely basis or at all, or are obtained subject to conditions that are not anticipated;

•	the risk that any announcements relating to the Proposed TD Merger could have adverse effects on the market price of the common stock of First Horizon;

•	certain restrictions during the pendency of the Proposed TD Merger that may impact First Horizon’s ability to pursue certain business opportunities or strategic transactions;

•	the possibility that the Proposed TD Merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events;

•	the diversion of management’s attention from ongoing business operations and opportunities caused by the Proposed TD Merger;

•	reputational risk and potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement of the Proposed TD Merger; and

•	other factors that are discussed in Item 1.A of Part I of First Horizon Corporation’s Annual Report on Form 10-K for the year ended December 31, 2021, as amended.

We assume no obligation to update any forward-looking statements that are made from time to time. Actual results could differ and expectations could change, possibly materially, because of one or more factors, including those presented in this Forward-Looking Statements section, in other sections of this prospectus or any applicable prospectus supplement and in documents incorporated herein by reference.

ABOUT FIRST HORIZON CORPORATION

The principal business offices of First Horizon are located at 165 Madison Avenue, Memphis, Tennessee 38103 and its telephone number is 901-523-4444. First Horizon’s internet address is www.FirstHorizon.com. Information contained on or accessible from our website is not incorporated into this prospectus and does not constitute a part of this prospectus.

RISK FACTORS

Before you invest in any of our securities, in addition to the other information in this prospectus, you should carefully consider each of the risk factors set forth in Item 1.A. of Part I of First Horizon Corporation’s Annual Report on Form 10-K for the Year Ended December 31, 2021, as amended, which is incorporated in this prospectus by reference (and in any of our annual or quarterly reports for a subsequent fiscal year or fiscal quarter and any of our current reports that we file with the SEC and that are so incorporated). See “Where You Can Find More Information” above for information about how to obtain a copy of these documents. Additional risks related to our securities may also be described in a prospectus supplement.

USE OF PROCEEDS

We intend to use the net proceeds from the sales of the securities for general corporate purposes unless otherwise specified in the applicable prospectus supplement.

DESCRIPTION OF DEBT SECURITIES

Senior Debt Securities, Subordinated Debt Securities, and Junior Subordinated Debt Securities

As used in this prospectus, debt securities means the debentures, notes, bonds and other evidences of indebtedness that we may issue from time to time. The debt securities will be senior debt securities, subordinated debt securities, or junior subordinated debt securities.

As required by U.S. federal law for all bonds and notes of companies that are publicly offered, our debt securities will be governed by a document called an indenture. Senior debt securities will be issued under the senior indenture, subordinated debt securities will be issued under the subordinated indenture, and junior subordinated debt securities will be issued under the junior subordinated indenture, in each case with the specific terms and conditions set forth in a supplemental indenture or an officers’ certificate. Each indenture is a contract between us and The Bank of New York Mellon Trust Company, N.A., as the trustee.

The trustee has two main roles:

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First, the trustee can enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf, described later under “—Default and Related Matters”.

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Second, the trustee performs administrative duties for us, such as sending interest payments, if any, and sending notices. Unless otherwise indicated in a prospectus supplement, The Bank of New York Mellon Trust Company, N.A. will perform these administrative duties.

This prospectus sometimes refers to the senior indenture, the subordinated indenture, and the junior subordinated indenture collectively as the “indentures”. The indentures and their associated documents, including the debt securities themselves and a supplemental indenture or an officers’ certificate relating to a particular series of debt securities, contain the full text of the matters summarized in this section and any accompanying prospectus supplement. The forms of the indentures and forms of debt securities are filed as exhibits to the registration statement of which this prospectus forms a part, and the debt securities and supplemental indentures and officers’ certificates will be filed as exhibits with future SEC filings from time to time. See “Where You Can Find More Information” above for information on how to obtain copies. Section references in the description that follows relate to the indentures which have been filed as exhibits to the registration statement of which this prospectus is a part.

General

Unless otherwise specified in a prospectus supplement, the debt securities will be direct unsecured obligations of First Horizon Corporation. The senior debt securities will rank equally with any of our other unsubordinated and unsecured debt. The subordinated and junior subordinated debt securities will be subordinate and rank junior in right of payment and priority to any senior debt, as defined, and described more fully, under “—Subordination” to the extent and in the manner set forth in the subordinated and junior subordinated indentures.

The indentures do not limit the aggregate principal amount of debt securities that we may issue and provide that we may issue debt securities from time to time in one or more series, in each case with the same or various maturities, at par or at a discount. Unless indicated in a prospectus supplement, we may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series outstanding at the time of the issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of debt securities under the applicable indenture and will be equal in ranking.

This Section Is Only a Summary

The statements and descriptions in this prospectus or in any prospectus supplement regarding provisions of the indentures and debt securities are summaries, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the indentures (and any amendments or supplements entered into by us from time to time) and the debt securities, including the definitions therein of certain terms. We will include in a supplement to this prospectus the specific terms of each series of debt securities being offered, including the terms, if any, on which a series of debt securities may be convertible into or exchangeable for shares of our common stock, preferred stock or other debt securities. The indentures (together with any related amendments or supplements thereto) and the debt securities, and not our summary of the terms, will govern the rights of holders of the debt securities.

Terms Contained in Prospectus Supplement

The applicable prospectus supplement will contain the terms relating to the specific series of debt securities being offered. The applicable prospectus supplement may include some or all of the following:

•	the title of the series of the debt securities and whether they are senior debt securities, subordinated debt securities, or junior subordinated debt securities;

•	any limit on the aggregate principal amount of debt securities of such series;

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the person to whom any interest on a debt security of the series will be payable, if other than the person in whose name that debt security (or one or more predecessor debt securities) is registered at the close of business on the regular record date for such interest;

•	the date or dates on which the principal of any debt securities is payable;

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the rate or rates, or the method of determination thereof, at which any debt securities of the series will bear interest, if any, and the date or dates from which any such interest will accrue, or the method of determination thereof;

•	the dates on which any interest will be payable and the regular record date for determining who is entitled to the interest payable on any interest payment date;

•	the place or places where the principal of and any premium and interest on any debt securities of the series will be payable;

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the period or periods within which, the price or prices at which and the terms and conditions upon which any debt securities of the series may be redeemed, in whole or in part, at our option and, if other than by a board resolution, the manner in which our election to redeem the debt securities shall be evidenced;

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our obligation, if any, to redeem or purchase any debt securities of the series pursuant to any sinking fund or analogous provision and the period or periods within which, the price or prices at which and the terms and conditions upon which any debt securities of the series will be redeemed or purchased, in whole or in part, pursuant to such obligation;

•	the denominations of the debt securities, if other than denominations of $1,000 and any integral multiple thereof;

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any provisions regarding the manner in which the amount of principal of or any premium or interest on any debt securities of the series may be determined with reference to a financial or economic measure or an index or pursuant to a formula, if applicable;

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if the principal of or any premium or interest on any debt securities of the series is to be payable in one or more currencies, currency units or composite currencies other than U.S. dollars, the currency, currencies, currency units or composite currencies in which the principal of or any premium or interest on such debt securities will be payable, the manner of determining the equivalent thereof in U.S. dollars for any purpose, the periods within which and the terms and conditions upon which such payments are to be made, and the amount so payable;

•	if other than the entire principal amount, the portion of the principal amount of any debt securities of the series which shall be payable upon declaration of acceleration of the maturity;

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if the principal amount payable at the stated maturity of any debt securities of the series will not be determinable as of any one or more dates prior to the stated maturity, the amount which will be deemed to be the principal amount of such debt securities as of any such date for any purpose, including the principal amount which will be due and payable upon any maturity other than the stated maturity or which will be deemed to be outstanding as of any day prior to the stated maturity (or, in any such case, the manner in which such amount deemed to be the principal amount will be determined);

•	that the debt securities of the series will be subject to full defeasance or covenant defeasance, as described further below, if applicable;

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that any debt securities will be issuable in whole or in part in the form of one or more global debt securities and, in such case, the depositaries for such global debt securities and the form of any legend or legends that will be borne by such global security, if applicable;

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any addition to, elimination of or change in the events of default which applies to any debt securities of the series and any change in the right of the trustee or the requisite holders of such debt securities to declare the principal amount due and payable;

•	any addition to, elimination of or change in the covenants which apply to any debt securities of the series;

•	the terms and conditions, if any, pursuant to which debt securities of the series are convertible for shares of our common stock, preferred stock or other debt securities;

•	any changes in or additions to the subordination provisions applicable to the subordinated or junior subordinated debt securities; and

•	any other terms of the debt securities not inconsistent with the indenture. (Section 301)

Unless otherwise specified in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange. Debt securities may bear interest at a fixed rate or a variable rate, as specified in the applicable prospectus supplement. In addition, if specified in the applicable prospectus supplement, we may sell debt securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate or at a discount below their stated principal amount. We will describe in the applicable prospectus supplement any material special federal income tax considerations applicable to any such discounted debt securities.

Overview of Remainder of This Section

The remainder of this section summarizes:

•	Additional mechanics relevant to the debt securities under normal circumstances, such as how you transfer ownership and where we make payments;

•	Your rights under several special situations, such as if we merge with another company, or if we want to change a term of the debt securities;

•	Your rights if we default or experience other financial difficulties; and

•	The subordination of the subordinated and junior subordinated debt securities relative to each other and senior debt issued by us.

Additional Mechanics

Form

The debt securities will be initially issued as a registered global security as described below under “What Is a Global Security?” unless otherwise specified in the applicable prospectus supplement. If any debt securities cease to be issued in registered global form, they will be issued in fully registered form without coupons (Section 302), although we may issue the debt securities in bearer form if so specified in the applicable prospectus supplement. Debt securities will be issued in denominations of $1,000 and any integral multiple thereof, unless otherwise specified in the applicable prospectus supplement. (Section 302)

Exchange and Transfer

You may have fully registered debt securities broken into more debt securities of smaller denominations (but not into denominations smaller than any minimum denomination applicable to the debt securities) or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed. This is called an “exchange”. (Section 305)

You may exchange or transfer your fully registered debt securities of a series at the corporate trust office of the registrar. The registrar acts as our agent for registering debt securities in the names of holders and for transferring and exchanging debt securities, as well as maintaining the list of registered holders. The paying agent acts as the agent for paying interest, principal and any other amounts on debt securities. Unless otherwise specified in the applicable prospectus supplement, the trustee will perform the roles of registrar and paying agent, and will perform other administrative functions. We may change these appointments to another entity or perform them ourselves. (Section 305)

We may designate additional or alternative registrars or paying agents, acceptable to the trustee, and they would be named in the applicable prospectus supplement. We may cancel the designation of any particular registrar or paying agent. We may also approve a change in the office through which any registrar or paying agent acts. We must maintain a paying agent office at the place of payment for each series of debt securities. (Sections 305 and 1002)

There is no service charge for exchanges and transfers. You will not be required to pay a service charge to transfer or exchange debt securities, but you may be required to pay a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with the exchange or transfer. (Section 305)

At certain times, you may not be able to transfer or exchange your debt securities. If we redeem any series of debt securities, or any part of any series, then we may prevent you from transferring or exchanging these debt securities for certain periods. We may do this during the period beginning 15 days before the day we mail the notice of redemption and ending at the close of business on the day of that mailing, in order to freeze the list of holders so we can prepare the mailing. We may refuse to register transfers or exchanges of debt securities selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any security being partially redeemed. We may also refuse to issue, register transfers or exchange debt securities that have been surrendered for repayment, except the portion that is not to be repaid. (Section 305)

Replacing Your Mutilated, Lost or Destroyed Certificates

If you bring a mutilated certificate to the registrar, we will issue a new certificate to you in exchange for the mutilated one. (Section 306)

If you claim that a certificate has been lost, completely destroyed, or wrongfully taken from you, then the trustee will give you a replacement certificate if you meet our and the trustee’s requirements, including satisfactory evidence of loss, destruction or theft. Also, we and the trustee may require you to provide reasonable security or indemnity to protect us and the trustee from any loss we may incur from replacing your certificates. (Section 306)

In either case, we may also charge you for our expenses in replacing your security and for any tax or other governmental charge that may be incurred. (Section 306)

Payment and Paying Agents

We will pay interest to you if you are a direct holder listed in the registrar’s records at the close of business on a particular day in advance of each due date for interest, even if you no longer own the security on the interest payment date. That particular day is called the “regular record date” and is stated in the applicable prospectus supplement. (Section 307). Holders buying and selling debt securities must work out between them how to compensate for the fact that we will pay all the interest for an interest period to the one who is the registered holder on the record date.

We will pay interest, principal and any other money due on the debt securities of a series at the place of payment specified in the applicable prospectus supplement for that series. You must make arrangements to have your payments picked up at that office. We may also choose to pay interest by mailing checks. If we have designated additional paying agents, they will be named in the applicable prospectus supplement. We may cancel the designation of any particular paying agent or approve a change in the office through which any paying agent acts, but we must have a paying agent in each place of payment for the debt securities. (Section 1002)

All money we forward to the trustee or a paying agent that remains unclaimed will, at our request, be repaid to us at the end of two years after the amount was due to the direct holder. After that two-year period, you may look only to us as an unsecured general creditor for payment and not to the trustee, any other paying agent or anyone else. (Section 1003)

We will make payments on a global debt security in accordance with the applicable policies of the depositary as in effect from time to time. Under those policies, we will pay directly to the depositary, or its nominee, and not to any indirect owners who own beneficial interests in the global debt security. An indirect owner’s right to receive those payments will be governed by the rules and practices of the depositary and its participants, as described below in the section entitled “What Is a Global Security?”.

“Street name” and other indirect holders should consult their banks or brokers for information on how they will receive payments.

Notices

We and the trustee will send notices regarding the debt securities only to direct holders, using their addresses as listed in the register kept at the office of the registrar. (Section 106)

Special Situations

Mergers and Similar Transactions

We are generally permitted to consolidate or merge with or into another company. We are also permitted to convey, transfer or lease our properties and assets substantially as an entirety to another company. However, we may not take any of these actions unless we certify to the trustee that the following conditions are met:

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the successor company (if any) or the person which acquires our properties and assets is a corporation, partnership or other entity, and is organized and validly existing under the laws of the United States of America, any State thereof or the District of Columbia and it expressly assumes our obligations on the debt securities;

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immediately after giving effect to the transaction, no event of default (and no event which, after notice or lapse of time or both, would become an event of default) shall have happened and be continuing; and

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if as a result of such transaction, properties or assets of ours would become subject to a mortgage, pledge, lien, security interest or other encumbrance not permitted by the indenture, we or our successor will take such steps as may be necessary to secure the debt securities equally and ratably with all debt secured thereby. (Section 801)

Modification and Waiver of Your Contractual Rights

Under certain circumstances, we can make changes to the indentures and the debt securities. Some types of changes require the approval of each security holder affected, some require approval by a vote of the holders of not less than a majority in principal amount of the outstanding debt securities of the particular series affected, and some changes do not require any approval by holders at all. (Sections 901 and 902)

Changes Requiring Your Approval. First, there are changes that cannot be made to debt securities without the consent of each holder affected. These include changes that:

•	reduce the percentage of holders of debt securities who must consent to a waiver or amendment of the indenture;

•	reduce the rate of interest on any debt security or change the time for payment of any interest;

•	reduce the principal or premium due on any debt security or change the stated maturity date of any security;

•	reduce the amount of, or postpone the date fixed for, the payment of any sinking funds;

•	change the place or currency of payment on a debt security;

•	change the right of holders to waive an existing default by majority vote;

•	modify the provisions of the subordinated or junior subordinated indenture with respect to the subordination of the subordinated and junior subordinated debt securities in a manner adverse to you;

•	impair your right to sue for payment; or

•	make any change to this list of changes that requires your specific approval. (Section 902)

Changes Requiring a Vote of Not Less Than a Majority. The second type of change to the indentures and the debt securities requires a vote in favor by security holders owning not less than a majority of the principal amount of the particular series affected. Most changes fall into this category, except for clarifying changes and certain other specified changes that would not adversely affect holders of the debt securities in any material respect (see “—Changes Not Requiring Vote of Holders”). Not less than a majority vote is also required to waive any past default, except a failure to pay principal or interest and default in the certain covenants and provisions of the indenture that cannot be amended without the consent of the holder of each security. (Sections 513 and 902)

Changes Not Requiring Vote of Holders. The third type of change to the indentures and the debt securities do not require a vote of any holders. These include changes that:

•	evidence the succession of another person to First Horizon;

•	add to the covenants of First Horizon for the benefit of the holders;

•	add any additional events of default for the benefit of the holders;

•	permit or facilitate the issuance of debt securities in bearer form, registrable or not registrable, and with or without interest coupons;

•	permit or facilitate the issuance of securities in uncertificated form;

•	add guarantees for the benefit of the holders;

•	secure the debt securities;

•	evidence and provide for the acceptance of appointment by a successor trustee;

•	change any provisions to comply with the rules or regulations on any securities exchange or automated quotation system on which any debt securities may be listed or traded;

•	cure any ambiguity, correct or supplement any provision which may be defective or inconsistent with other provisions in the indenture;

•	do not adversely affect holders of the debt securities in any material respect; and

•	permit or facilitate the satisfaction and discharge or defeasance or covenant defeasance. (Section 901)

Further Details Concerning Voting. When taking a vote, we will use the following rules to decide how much principal amount to attribute to a debt security:

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For original issue discount debt securities, we will use the principal amount that would be due and payable on the date in question if the maturity of the debt securities were accelerated to that date because of a default.

•	For debt securities the principal amount of which is not determinable, an amount determined in the manner prescribed for such debt security.

•

For debt securities denominated in one or more foreign currencies, currency units or composite currencies, we will use the U.S. dollar equivalent determined on the date of original issuance of these debt securities.

Debt securities will not be considered outstanding, and therefore not eligible to vote, if we have deposited or set aside in trust money for their payment or redemption. (Section 101)

We will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding debt securities that are entitled to vote or take other action under the indenture. If we set a record date for a vote or other action to be taken by holders of a particular series, that vote or action may be taken only by persons who are holders of outstanding debt securities of that series on the record date and must be taken within 180 days following the record date. (Section 104)

“Street name” and other indirect holders, including holders of any debt securities issued as a global security, should consult their banks or brokers for information on how approval may be granted or denied if we seek to change the indenture or the debt securities or request a waiver.

Subordination

In the case of subordinated or junior subordinated debt securities, the payment of principal, any premium and interest on the debt securities will be subordinated in right of payment to the prior payment in full of all our senior debt (and, in the case of the junior subordinated debt securities, the subordinated debt securities). This means that in certain circumstances where we may not be making payments on all of our senior debt (and, in the case of the junior subordinated debt securities, the subordinated debt securities) as they come due, the holders of all our senior debt (and, in the case of the junior subordinated debt securities, the subordinated debt securities) will be entitled to receive payment in full of all amounts that are due or will become due on the senior debt (and, in the case of the junior subordinated debt securities, the subordinated debt securities) before the holders of subordinated or junior subordinated debt securities will be entitled to receive any amounts on such debt securities. These circumstances include:

•	Any liquidation, dissolution or winding up of First Horizon.

•	An assignment or marshalling of our assets and liabilities for the benefit of our creditors.

•	We file for bankruptcy or certain other events in bankruptcy, insolvency or similar proceedings occur.

•

The maturity of the subordinated or junior subordinated debt securities is accelerated. For example, the entire principal amount of a series of debt securities may be declared to be due and immediately payable or may be automatically accelerated due to an event of default. (Sections 1402 and 1403)

The applicable prospectus supplement relating to any offering of subordinated or junior subordinated debt securities will describe the specific subordination provisions. However, unless otherwise noted in the applicable prospectus supplement, subordinated and junior subordinated debt securities will be subordinate and junior in right of payment to any existing and outstanding senior debt of First Horizon Corporation (and, in the case of the junior subordinated debt securities, to any outstanding subordinated debt securities).

In addition, we are not permitted to make payments of principal, any premium or interest on the subordinated or junior subordinated debt securities if we default on our obligation to make payments on senior debt (and, in the case of the junior subordinated debt securities, the subordinated debt securities) and do not cure such default, or if an event of default that permits the holders of senior debt (and, in the case of the junior subordinated debt securities, the subordinated debt securities) to accelerate the maturity of the senior debt (and, in the case of the junior subordinated debt securities, the subordinated debt securities) occurs. (Sections 1401, 1402 and 1404)

These subordination provisions mean that if we are insolvent, a holder of our senior debt may ultimately receive out of our assets more than a holder of the same amount of subordinated or junior subordinated debt securities, and a creditor of ours that is owed a specific amount, but who owns neither our senior debt nor the subordinated or junior subordinated debt securities, may ultimately receive less than a holder of the same amount of senior debt. Further, the holders of subordinated debt may receive more out of our assets than a holder of the same amount of junior subordinated debt.

The subordinated and junior subordinated indentures define “senior debt”, with respect to any series of subordinated or junior subordinated debt securities, as the principal of (and premium, if any) and interest, on debt, which includes, among other items, all indebtedness and obligations of, or guaranteed or assumed by, First Horizon Corporation for borrowed money or evidenced by a note or other similar instruments, whether incurred on or prior to the date of the subordinated or junior subordinated indenture or thereafter incurred and, in the case of the junior subordinated debt securities, the subordinated debt securities; provided, however, that senior debt shall not be deemed to include any debt that by its terms is subordinate to, or ranks equally with, the subordinated or junior subordinated debt securities of such series. (Section 101)

Restrictive and Maintenance Covenants

We will describe any material restrictive covenants for any series of debt securities in the applicable prospectus supplement. Unless otherwise indicated in the applicable prospectus supplement, the debt securities will not be entitled to have the benefit of any covenant that restricts or limits our business or operations.

Discharge and Defeasance of Our Obligations

The following discussion of full defeasance and covenant defeasance will be applicable to your series of debt securities only if we choose to have them apply to that series. If we do so choose, we will state that in the applicable prospectus supplement. (Section 1301)

Full Defeasance

If there is a change in federal tax law, as described below, we can legally release ourselves from any payment or other obligations on the debt securities, called “full defeasance”, if we put in place the following other arrangements for you to be repaid:

•

We must deposit in trust for your benefit and the benefit of all other direct holders of the debt securities a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates.

•

There must be a change in current federal tax law or an IRS ruling that lets us make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities in the ordinary course.

•	We must deliver to the trustee a legal opinion of our counsel confirming the tax law change described above. (Sections 1302 and 1304)

If we accomplish full defeasance, as described above, you would have to rely solely on the trust deposit for repayment on the debt securities. You could not look to us for repayment in the event of any shortfall. In the case of defeasance of the subordinated or junior subordinated debt securities, you would also be released from the subordination provisions of those debt securities.

Covenant Defeasance

Under current federal tax law, we can make the same type of deposit described above and be released from some of the restrictive covenants in the debt securities. This is called “covenant defeasance”. In that event, you would lose the protection of those restrictive covenants but would gain the protection of having money and/or U.S. government or agency securities set aside in trust to repay the debt securities and, in the case of subordinated or junior subordinated debt securities, you would be released from the subordination provisions of those debt securities. In order to achieve covenant defeasance, we must do the following:

•

We must deposit in trust for your benefit and the benefit of all other direct holders of the debt securities a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates.

•

We must deliver to the trustee a legal opinion of our counsel confirming that under current federal income tax law we may make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves.

If we accomplish covenant defeasance, the following provisions of the indenture and the debt securities would no longer apply:

•	Any covenants applicable to the series of debt securities and described in the applicable prospectus supplement.

•	The events of default relating to breach of covenants and acceleration of the maturity of other debt.

•	The defaults relating to breach of covenants as applicable to subordinated or junior subordinated debt securities.

•	The subordination provisions on the subordinated or junior subordinated debt securities.

If we accomplish covenant defeasance, you can still look to us for repayment of the debt securities if a shortfall in the trust deposit occurs. In fact, if one of the remaining events of default occurs (such as our bankruptcy) and the debt securities become immediately due and payable, there may be such a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall. (Sections 1303 and 1304)

Redemption

We May Choose to Redeem Your Debt Securities

We may be able to redeem your debt securities before their normal maturity. If we have this right with respect to your specific debt securities, the right will be described in the applicable prospectus supplement. It will also specify when we can exercise this right and how much we will have to pay in order to redeem your debt securities.

If we choose to redeem your debt securities, we will mail written notice to you not less than 30 days nor more than 60 days prior to redemption (Section 1104). Also, you may be prevented from exchanging or transferring your debt securities when they are subject to redemption, as described under “—Additional Mechanics—Exchange and Transfer” above. (Section 305)

Default and Related Matters

Ranking Compared to Other Creditors

The debt securities are not secured by any of our property or assets. Accordingly, your ownership of debt securities means you are one of our unsecured creditors. The senior debt securities will not be subordinated to any of our other debt obligations and therefore rank equally with all our other unsecured and unsubordinated indebtedness. The subordinated and junior subordinated debt securities will be subordinate and junior in right of payment to any of our senior debt (and, in the case of the junior subordinated debt securities, to any of our subordinated debt securities). The trustee has a right to receive payment for its administrative services prior to any payment to security holders after a default. (Section 506)

Events of Default—Senior Debt Securities

You will have special rights if an event of default occurs and is not cured, as described in this subsection. The term “event of default” with respect to any series of senior debt securities means any of the following:

•	We fail to make any interest payment on any senior debt security of that series when such interest becomes due, and we do not cure this default within 30 days.

•	We fail to make any payment of principal or premium on any senior debt security of that series when it is due at the maturity.

•

We do not deposit a sinking fund payment with regards to any senior debt security of that series on the due date, but only if the payment is required under provisions described in the applicable prospectus supplement.

•

We fail to comply with covenants or warranties in the senior indenture (other than a covenant or warranty solely for the benefit of the senior debt securities other than that series), and after we have been notified of the default by the trustee or holders of not less than 25% in principal amount of that series, we do not cure the default within 30 days.

•

We or one of our significant subsidiaries (as defined below) default on any indebtedness having an aggregate amount of at least $100,000,000, this default is either the payment of principal or results in acceleration of the indebtedness, and after we have been notified of the default by the trustee or holders of 25% in principal amount of the series we do not cure the default within 30 days.

•	We file for bankruptcy, or other events in bankruptcy, insolvency or reorganization occur.

•	Any other event of default provided with respect to senior debt security of that series as described in the prospectus supplement, subject to any applicable cure period. (Section 501)

A “significant subsidiary” is a subsidiary having, as of the last day of the most recent calendar quarter ended at least 30 days prior to the date of such determination (or if the most recent calendar quarter ended 30 days or less prior to the date of such determination, as of the preceding recent calendar quarter), total assets equal to or exceeding 20% of the total assets of First Horizon and our subsidiaries on a consolidated basis.

The senior indenture provides that, if any event of default for senior debt securities of any series outstanding occurs and is continuing, either the trustee or the holders of not less than 25% in principal amount of the outstanding senior debt securities of that series may declare the principal amount (or, if the debt securities of that series are original issue discount debt securities, such principal amount portion as the terms of that series specify) of all senior debt securities of that series to be due and payable immediately. However, no such declaration is required upon certain bankruptcy events. In addition, upon fulfillment of certain conditions, this declaration may be annulled and past defaults waived by the holders of not less than a majority in principal amount of the outstanding senior debt securities of that series on behalf of all senior debt securities holders of that series. (Sections 502 and 513)

The senior indenture contains a provision entitling the trustee, acting under the required standard of care, to be indemnified by the holders of any outstanding senior debt securities series before proceeding to exercise any right or power under the senior indenture at the holders’ request. (Section 603) Subject to such indemnification provisions, the holders of a majority in principal amount of outstanding senior debt securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or other power conferred on the trustee, with respect to the senior debt securities of such series. The trustee, however, may decline to act if that direction is contrary to law or the senior indenture. (Section 512)

“Street name” and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and how to make or cancel a declaration of acceleration.

Events of Default—Subordinated and Junior Subordinated Debt Securities

The principal payment on subordinated and junior subordinated debt securities may be accelerated only upon an event of default. There is no acceleration right in the case of a default in the payment of interest or principal prior to the maturity date or a default if we fail to perform any covenant in the subordinated or junior subordinated indentures unless a specific series of subordinated or junior subordinated debt securities provides otherwise, which will be described in the relevant prospectus supplement.

Events of Default: The subordinated and junior subordinated indentures define an “event of default” as certain events involving our bankruptcy, insolvency or reorganization and any other event of default provided for the subordinated or junior subordinated debt securities of that series. (Section 501). You will have special rights if an event of default occurs and is not cured, as described in the next paragraph.

If an event of default with respect to subordinated or junior subordinated debt securities of any series occurs and is continuing, either the trustee or the holders of not less than 25% in principal amount of the outstanding subordinated or junior subordinated debt securities of that series may declare the principal amount (or, if the debt securities of that series are original issue discount debt securities, such principal amount portion as the terms of that series specify) of all subordinated or junior subordinated debt securities of that series to be due and payable immediately. The holders of not less than a majority in principal amount of the outstanding subordinated or junior subordinated debt securities of that series may waive an event of default resulting in acceleration of the subordinated or junior subordinated debt securities of such series, but only if all payments due on the subordinated or junior subordinated debt securities of that series (other than those due as a result of acceleration) have been made, all defaults with respect to subordinated or junior subordinated debt securities of that series have been remedied and certain other conditions have been met. (Section 502)

Subject to subordinated and junior subordinated indenture provisions relating to the trustee’s duties, in case a default shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under the subordinated or junior subordinated indenture at the holders’ request or direction, unless such holders shall have offered to the trustee reasonable indemnity. (Section 603) Subject to such indemnification provisions, the holders of a majority in principal amount of the outstanding subordinated or junior subordinated debt securities of that series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the subordinated or junior subordinated trustee. (Section 512)

“Street name” and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and how to make or cancel a declaration of acceleration.

We Will Give the Trustee Information About Defaults Annually

Every year we will give to the trustee a written statement of one of our officers certifying that to the best of his or her knowledge we are in compliance with the indenture and the debt securities, or else specifying any default. (Section 1004)

Original Issue Discount Debt Securities

The debt securities may be issued as original issue discount debt securities, which will be offered and sold at a discount from their principal amount. Only a discounted amount will be due and payable when the trustee declares the acceleration of the maturity of these debt securities after an event of default has occurred and continues, as described under “—Default and Related Matters” above.

Conversion of Convertible Subordinated and Junior Subordinated Debt Securities

Your subordinated or junior subordinated debt securities may be convertible into shares of our common stock if the applicable prospectus supplement so provides. If your subordinated or junior subordinated debt securities are convertible or exchangeable, the applicable prospectus supplement will include provisions as to whether conversion or exchange is mandatory, at your option or at our option. The applicable prospectus supplement would also include provisions regarding the adjustment of the number of shares of our common stock you will receive upon conversion or exchange. In addition, the applicable prospectus supplement will contain the conversion price or exchange price and mechanisms for adjusting this price. (Section 301)

Governing Law

The indentures and debt securities will be governed by, and construed in accordance with, the laws of the State of New York. (Section 112)

Regarding the Trustee

The Bank of New York Mellon and its affiliates from time to time provide banking and other services to us and our subsidiaries.

The Bank of New York Mellon Trust Company, N.A., serves as the trustee for our senior debt securities, subordinated debt securities, and our junior subordinated debt securities. Consequently, if an actual or potential event of default occurs with respect to any series of senior debt securities, any series of subordinated debt securities, or any series of junior subordinated debt securities, the trustee may be considered to have a conflicting interest for purposes of the Trust Indenture Act of 1939. In that case, the trustee may be required to resign under one of the indentures and we would be required to appoint a successor trustee. For this purpose, a “potential” event of default means an event that would be an event of default if the requirements for giving us notice of default or for the default having to exist for a specific period of time were disregarded.

Legal Ownership of Debt Securities

Unless the applicable prospectus supplement specifies otherwise, we will issue debt securities initially in the form of a global security. However, we may elect to issue debt securities in fully registered or bearer form or both. We refer to those who have debt securities registered in their own names on the books that we or our agent maintain for this purpose as the “holders” of those debt securities. These persons are the legal holders of the debt securities. We refer to those who, indirectly through others, own beneficial interests in debt securities that are not registered in their own names as “indirect holders” of those debt securities. As we discuss below, indirect holders are not legal holders, and investors in debt securities issued in book-entry form or in street name will be indirect holders.

Street Name Holders

In the future we may terminate a global security under the circumstances specified under “What is a Global Security?—Special Situations When a Global Security Will Be Terminated” or issue debt securities initially in non-global form. In these cases, investors may choose to hold their debt securities in their own names or in “street name”. Debt securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those debt securities through an account he or she maintains at that institution.

For debt securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the debt securities are registered as the holders of those debt securities and we will make all payments on those debt securities to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold debt securities in street name will be indirect holders, not legal holders, of those debt securities.

Legal Holders

Our obligations, as well as the obligations of the trustee and those of any third parties employed by us or the trustee, run only to the legal holders of the debt securities. We do not have obligations to investors who hold beneficial interests in global debt securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a debt security or has no choice because we are issuing the debt securities only in global form.

For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, if we want to obtain the approval of the holders for any purpose—for example, to amend the applicable indenture or to relieve us of the consequences of a default or of our obligation to comply with a particular provision of the applicable indenture—we would seek approval only from the holders, and not the indirect holders, of the debt securities. Whether and how the holders contact the indirect holders is up to the holders.

When we refer to you, we mean those who invest in the debt securities being offered by this prospectus, whether they are the holders or only the indirect holders of those debt securities. When we refer to your debt securities, we mean the debt securities in which you hold a direct or indirect interest.

Special Considerations for Indirect Holders

If you hold debt securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

•	how it handles debt securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle a request for the holders’ consent, if ever required;

•	how it would exercise rights under the debt securities if there were a default or other event triggering the need for holders to act to protect their interests; and

•	if the debt securities are in book-entry form, how the depositary’s rules and procedures will affect these matters.

Book-Entry Holders

If we issue debt securities in global—i.e., book-entry—form, the debt securities will be represented by one or more global debt securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary’s book-entry system. These participating institutions, in turn, hold beneficial interests in the debt securities on behalf of themselves or their customers.

For registered debt securities, only the person in whose name a debt security is registered is recognized under the indenture as the holder of that debt security. Debt securities issued in global form will be issued in the form of a global security registered in the name of the depositary or its nominee. Consequently, for debt securities issued in global form, we will recognize only the depositary as the holder of the debt securities and we will make all payments on the debt securities to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the indenture.

As a result, investors in a book-entry security will not own debt securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant. As long as the debt securities are issued in global form, investors will be indirect holders, and not holders, of the debt securities.

What Is a Global Security?

A global security is a security that represents one or more debt securities and is held by a depositary. Generally, all debt securities represented by the same global securities will have the same terms.

Each debt security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution that we select or its nominees. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, The Depository Trust Company, New York, New York, known as “DTC”, will be the depositary for all debt securities issued in book-entry form.

A global security may not be transferred to or registered in the name of anyone other than the depositary, its nominee or a successor depositary, unless special termination situations arise. We describe those situations below under “—Special Situations When a Global Security Will Be Terminated”. As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all debt securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a holder of the debt security, but only an indirect holder of a beneficial interest in the global security.

If the applicable prospectus supplement for a particular debt security indicates that the debt security will be issued in global form only, then the debt security will be represented by a global security at all times unless and until the global security is terminated. We describe the situations in which this can occur below under “—Special Situations When a Global Security Will Be Terminated”.

DTC has advised us as follows: DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments that DTC’s participants (“Direct Participants”) deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The DTC Rules applicable to its Direct Participants and Indirect Participants are on file with the SEC.

Special Considerations for Global Securities

As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to debt securities transfers. We do not recognize this type of investor as a holder of debt securities and instead deal only with the depositary that holds the global security.

If debt securities are issued only in the form of a global security, an investor should be aware of the following:

•

An investor cannot cause the debt securities to be registered in his or her name, and cannot obtain nonglobal certificates for his or her interest in the debt securities, except in the special situations we describe below;

•

An investor will be an indirect holder and must look to his or her own bank or broker for payments on the debt securities and protection of his or her legal rights relating to the debt securities, as we describe under “—Legal Ownership of Debt Securities” above;

•	An investor may not be able to sell interests in the debt securities to some insurance companies and to other institutions that are required by law to own their debt securities in non-book-entry form;

•

An investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the debt securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

•

The depositary’s policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor’s interest in a global security. We and the trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in a global security. We and the trustee also do not supervise the depositary in any way;

•

The depositary may (and we understand that DTC will) require that those who purchase and sell interests in a global security within its book-entry system use immediately available funds and your broker or bank may require you to do so as well; and

•

Financial institutions that participate in the depositary’s book-entry system, and through which an investor holds its interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the debt securities. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

Special Situations When a Global Security Will Be Terminated

In the special situations described below, the global security will terminate and interests in it will be exchanged for physical certificates representing those interests. After that exchange, the choice of whether to hold debt securities directly or in street name will be up to the investor. Investors must consult their own bank or brokers to find out how to have their interests in debt securities transferred to their own name, so that they will be direct holders. We have described the rights of holders and street name investors above under “—Legal Ownership of Debt Securities”.

The global security will terminate when the following special situations occur:

•

if the depositary notifies us that it is unwilling, unable or no longer permitted under applicable law to continue as depositary for that global security and we do not appoint another institution to act as depositary within 90 days;

•	if we notify the trustee that we wish to terminate that global security; or

•	if an event of default has occurred with regard to debt securities represented by that global security and has not been cured or waived. We discuss defaults above under “—Default and Related Matters”.

The applicable prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of debt securities covered by the prospectus supplement. When a global security terminates, the depositary—and not we or the trustee—is responsible for deciding the names of the institutions that will be the initial direct holders. (Section 305)

DESCRIPTION OF COMMON STOCK

The following information outlines some of the provisions in First Horizon’s charter and bylaws and the Tennessee Business Corporation Act (the “TNBC Act”). This information is qualified in all respects by reference to the provisions of First Horizon’s amended and restated charter, as amended by the articles of amendment (together the “Charter”), which are incorporated by reference into this prospectus by reference to Exhibit 3.1 to First Horizon’s Current Report on Form 8-K filed on July 30, 2021 and Exhibit 3.1 to First Horizon’s Current Report on Form 8-K filed on March 3, 2022, respectively, and bylaws, as amended and restated (“Bylaws”), which are incorporated by reference into this prospectus by reference to Exhibit 3.1 to First Horizon’s Current Report on Form 8-K filed on December 1, 2020 (see “Where You Can Find More Information”).

Authorized Common Stock

Our authorized common stock consists of 700,000,000 shares of common stock, par value $0.625 per share. As of March 31, 2022, 534,587,149 shares of common stock were issued and outstanding, 25,602,154 shares of common stock were reserved for issuance under various employee plans and 27,512,230 shares of common stock were reserved for issuance in respect of issued and outstanding shares of non-cumulative perpetual preferred stock, series G. Our common stock is listed on the New York Stock Exchange under the symbol “FHN”.

General

Subject to the prior rights of any holders of our preferred stock then outstanding, holders of common stock are entitled to receive such dividends as our board of directors may declare out of funds legally available for these payments. Each outstanding series of First Horizon’s preferred stock limits First Horizon’s ability to declare or pay dividends on, or purchase, redeem or otherwise acquire, shares of common stock in the event that First Horizon’s board of directors does not declare and pay (or set aside) dividends on that series of preferred stock. In the event of liquidation, dissolution or winding up of First Horizon, subject to any preferential rights of outstanding shares of preferred stock, holders of common stock are entitled to share ratably in all assets legally available for distribution to First Horizon’s common stockholders in the event of dissolution.

Subject to the prior rights of any preferred stockholders, common shareholders have all voting rights, each share being entitled to one vote on all matters requiring shareholder action. There is no cumulative voting in the election of directors and the affirmative vote of a majority of the votes cast is required to elect the nominees as directors. Common shareholders have no preemptive, subscription or conversion rights. All of the outstanding shares of common stock are, and any common stock issued and sold pursuant to this prospectus and the applicable prospectus supplement will be, fully paid and nonassessable.

EQ Shareowner Services is the transfer agent and dividend disbursement agent for the common stock.

Anti-takeover Provisions and Statutory Restrictions

Existence of the provisions below could result in First Horizon being less attractive to a potential acquirer, or result in our shareholders receiving less for their shares of common stock than otherwise might be available if there is a takeover.

Our Charter and Bylaws

Our Charter and Bylaws contain various provisions which may discourage or delay attempts to gain control of us. Our Charter provisions include:

•	empowering the board of directors to fill any newly created directorships resulting from an increase in the number of directors;

•

providing that only the board of directors may fill vacancies on the board, including those caused by an increase in the size of the board, except for vacancies on the board resulting from a director’s removal (which shareholders may choose to fill);

•	providing that shareholders may remove a director only for cause by the affirmative vote of at least a majority of the voting power of all outstanding voting stock; and

•	requiring the affirmative vote by holders of at least 80% of the voting power of all outstanding voting stock to alter any of the above provisions.

Our Bylaws include provisions:

•	authorizing only the board of directors or the chairman of the board of directors to call a special meeting of shareholders;

•	requiring timely notice before a shareholder may nominate a director or propose other business to be presented at shareholders’ meetings; and

•	requiring the affirmative vote by holders of at least 80% of the voting power of all outstanding voting stock to alter any of the above provisions.

In addition, in certain instances, the ability of our board to issue authorized but unissued shares of common stock or preferred stock may have an anti-takeover effect. Although we do not have a shareholder rights plan in effect, our board of directors has the authority to adopt certain forms of rights plans without action or approval by shareholders.

Regulatory Restrictions

The Change in Bank Control Act of 1978, as amended (the “Change in Bank Control Act”), prohibits a person, acting directly or indirectly or through or in concert with one or more other persons, from acquiring “control” of a bank holding company, such as us, unless

•	the Federal Reserve has been given 60 days’ prior written notice of the proposed acquisition; and

•

within that time period, the Federal Reserve has not issued a notice disapproving the proposed acquisition or extending for up to another 30 days the period during which such a disapproval may be issued.

An acquisition may be made before expiration of the disapproval period if the Federal Reserve issues written notice that it intends not to disapprove the action. The acquisition of 10% or more of a class of voting stock of a bank holding company with publicly held securities, such as First Horizon, is presumed to constitute the acquisition of control.

Under the BHCA, any “company” (which is broadly defined in the BHCA) would be required to obtain Federal Reserve approval before acquiring “control” over us. “Control” generally means

•	the ownership or control of 25% or more of a class of voting securities,

•	the ability to elect a majority of the directors, or

•	the ability otherwise to exercise a controlling influence over management or policies; this is a test that has been broadly applied by the Federal Reserve.

Upon the acquisition of control, a company would be regulated as a “bank holding company” under the BHCA with respect to First Horizon. In addition, a bank holding company (or a foreign bank subject to the International Banking Act of 1978, as amended (the “IBA”)), must obtain Federal Reserve approval before acquiring more than 5% of our outstanding common stock.

Tennessee Law

The Tennessee Business Combination Act contains business combination statutes that protect domestic corporations from hostile takeovers, and from actions following such a takeover, by prohibiting some transactions once an acquiror has gained a significant holding in the corporation.

DESCRIPTION OF PREFERRED STOCK

The following information is a description of certain general terms of First Horizon’s preferred stock. The specific terms of a series of preferred stock will be contained in the prospectus supplement relating to that series of preferred stock. The following description of the preferred stock and any description of preferred stock in a prospectus supplement may not be complete and is subject to and qualified in all respects by reference to the articles of amendment to the Charter relating to each series of preferred stock, which we will file with the SEC in connection with the public offering of any preferred stock.

General

Under our Charter, our board of directors is authorized, without stockholder approval, to adopt resolutions providing for the issuance of up to 5,000,000 shares of preferred stock, no par value, in one or more series. As of the date of this prospectus, a total of 31,685.694 shares of preferred stock were outstanding, including (i) 8,000 shares of non-cumulative perpetual preferred stock, series B, (ii) 5,750 shares of non-cumulative perpetual preferred stock, series C, (iii) 10,000 shares of non-cumulative perpetual preferred stock, series D, (iv) 1,500 shares of non-cumulative perpetual preferred stock, series E, (v) 1,500 shares of non-cumulative perpetual preferred stock, series F and (vi) 4,935.694 shares of non-cumulative perpetual preferred stock, series G.

The board of directors is authorized to determine the voting powers (if any), designation, preferences and relative, participating, optional and/or other special rights, and the qualifications, limitations or restrictions thereof, for each series of preferred stock that may be issued, and to fix the number of shares of each such series.

Prior to the issuance of any series of preferred stock, the board of directors will adopt resolutions creating and designating the series as a series of preferred stock, and the articles of amendment setting forth the preferences, rights, limitations and other terms of such series will be filed with the Secretary of State of Tennessee.

The preferred stock will have the dividend, redemption, liquidation and voting rights set forth below unless otherwise described in a prospectus supplement relating to a particular series of the preferred stock. The applicable prospectus supplement will describe the following terms of the preferred stock:

•	the title of such preferred stock and the number of shares or fractional interests therein offered;

•	the amount of liquidation preference per share;

•	the initial public offering price at which such preferred stock will be issued;

•

the dividend rate or method of calculation, the payment dates for dividends and the place or places where the dividends will be paid, any restrictions on dividends, priority regarding dividends, whether dividends will be cumulative or noncumulative, and, if cumulative, the dates from which dividends will begin to accumulate;

•	any redemption or sinking fund provisions;

•	any conversion or exchange rights;

•	any voting rights;

•	any listing of such preferred stock on any securities exchange;

•	whether we have elected to offer depositary shares representing fractional interests in the preferred stock, as described below; and

•	any other rights, preferences, privileges, limitations and restrictions that are not inconsistent with the terms of our Charter.

When we issue and receive payment for shares of preferred stock, the shares will be fully paid and nonassessable, which means that its holders will have paid their purchase price in full and that we may not ask them to surrender additional funds. Holders of preferred stock will not have any preemptive or subscription rights to acquire more of our stock. Unless otherwise specified in the prospectus supplement relating to a particular series of preferred stock, each series of preferred stock will rank equally in all respects with each other series of preferred stock and prior to our common stock as to dividends and any distribution of our assets. In addition, unless the applicable prospectus supplement indicates otherwise, we may “reopen” a previous issue of a series of preferred stock by issuing additional preferred stock of such series.

The rights of holders of the preferred stock offered may be adversely affected by the rights of holders of any shares of preferred stock that may be issued in the future. Our board of directors may cause shares of preferred stock to be issued in public or private transactions for any proper corporate purpose and may include issuances to obtain additional financing in connection with acquisitions, and issuances to officers, directors and employees pursuant to benefit plans. Our board of directors’ ability to issue shares of preferred stock may discourage attempts by others to acquire control of us without negotiation with our board of directors, as it may make it difficult for a person to acquire us without negotiating with our board of directors.

Dividends

Holders of each series of preferred stock will be entitled to receive, when, as and if declared by the board of directors out of funds legally available for payment, cash dividends, payable at such dates and at such rates as described in the applicable prospectus supplement. Such rates may be fixed or variable or both. Each declared dividend will be payable to holders of record as they appear at the close of business on our stock books on such record dates as are determined by the board of directors. Dividends on any series of preferred stock may be cumulative or noncumulative, as described in the applicable prospectus supplement.

We may not declare, pay or set apart funds for payment of dividends on a particular series of preferred stock unless full dividends on any other series of preferred stock that ranks equally with or senior to the series of preferred stock have been paid or sufficient funds have been set apart for payment for either of the following:

•	all prior dividends periods of the other series of preferred stock if it pays dividends on a cumulative basis; or

•	the immediately preceding dividend period of the other series of preferred stock if it pays dividends on a noncumulative basis.

Partial dividends declared on shares of any series of preferred stock and other series of preferred stock ranking on an equal basis as to dividends will be declared pro rata. A pro rata declaration means that the ratio of dividends declared per liquidation value share to accrued dividends per liquidation value share will be the same for each series of preferred stock.

Our ability to pay dividends on our preferred stock is subject to policies established by the Federal Reserve.

Redemption

If specified in an applicable prospectus supplement, a series of preferred stock may be redeemable at any time, in whole or in part, at our option or the holder’s, and may be redeemed mandatorily.

Any restriction on the repurchase or redemption by us of our preferred stock, including while there is an arrearage in the payment of dividends, will be described in the applicable prospectus supplement.

Any partial redemptions of our preferred stock will be made in a way that our board of directors decides is equitable.

Unless we default in the payment of the redemption price, dividends will cease to accrue after the redemption date on shares of our preferred stock called for redemption and all rights of holders of these shares will terminate except for the right to receive payment of the redemption price.

Liquidation Preference

Upon any voluntary or involuntary liquidation, dissolution or winding up of First Horizon, holders of each series of preferred stock will be entitled to receive distributions upon liquidation in the amount described in the applicable prospectus supplement, plus an amount equal to, in the case of noncumulative preferred stock of a series, any declared and unpaid dividends and, in the case of cumulative preferred stock of a series, any unpaid, accrued, cumulative dividends. These distributions will be made before any distribution is made on any securities ranking junior to the preferred stock with respect to liquidation, including our common stock. If the liquidation amounts payable relating to the preferred stock of any series and any other securities ranking on a parity regarding liquidation rights are not paid in full, the holders of the preferred stock of that series and the other securities will share in any distribution of our available assets on a ratable basis in proportion to the full liquidation preferences (which includes declared and unpaid dividends in the case of non-cumulative stock and unpaid, accrued, cumulative dividends, whether or not declared, in the case of cumulative stock) of each security. Holders of the preferred stock will not be entitled to any other amounts from us after they have received their full liquidation preference.

Voting

The holders of preferred stock of each series will have no voting rights, except:

•	as stated in the applicable prospectus supplement and in the articles of amendment establishing the series; or

•	as required by applicable law.

Under Federal Reserve regulations, if the holders of the preferred stock become currently entitled to vote as a class for the election of any directors, the preferred stock will then be deemed a “class of voting securities”. In that event, a holder of 25% or more of the preferred stock (or 5% or more if the holder exercises a “controlling influence” over First Horizon, a test that has been broadly defined by the Federal Reserve) that is a company (as broadly defined in the BHCA) or a holder of 5% or more of the preferred stock that is otherwise a bank holding company (or a foreign bank subject to the IBA) would then be required to obtain the approval of the Federal Reserve to continue to hold that position (and may not be able to vote the stock before receiving approval). In addition, any such company that is not already a bank holding company (or a foreign bank subject to the IBA) may then be regulated as a “bank holding company” with respect to First Horizon in accordance with the BHCA.

Conversion or Exchange Rights

The terms, if any, on which preferred stock of any series may be converted into or exchangeable for another class or series of our securities will be set forth in the applicable prospectus supplement.

Transfer Agent, Registrar and Dividend Disbursement Agent

The transfer agent, registrar and dividend disbursement agent for each series of preferred stock will be described in the related prospectus supplement.

DESCRIPTION OF DEPOSITARY SHARES

The following briefly summarizes the provisions of the depositary shares and depositary receipts that we may issue from time to time. The prospectus supplement will also state whether any of the generalized provisions summarized below do not apply to the depositary shares or depositary receipts being offered. The following description and any description in a prospectus supplement may not be complete and each is subject to, and qualified in its entirety by reference to the terms and provisions of the form of deposit agreement, which we will file with the SEC in connection with any issuance of depositary shares and depositary receipts.

General

We may choose to offer fractional shares or some multiple of shares of our preferred stock, rather than whole individual shares. If we decide to do so, we will issue the preferred stock in the form of depositary shares. Each depositary share would represent a fraction or multiple of a share of the preferred stock and would be evidenced by a depositary receipt. We will issue depositary shares under a deposit agreement between a depositary, which we will appoint in our discretion, and us.

Deposit Agreement

We will deposit the shares of preferred stock to be represented by depositary shares under a deposit agreement. The parties to the deposit agreement will be:

•	First Horizon Corporation;

•	a bank or other financial institution selected by us and named in the applicable prospectus supplement, as preferred stock depositary; and

•	the holders from time to time of depositary receipts issued under that depositary agreement.

Each holder of a depositary share will be entitled to all the rights and preferences of the underlying preferred stock, including, where applicable, dividend, voting, redemption, conversion and liquidation rights, in proportion to the applicable fraction or multiple of a share of preferred stock represented by the depositary share. The depositary shares will be evidenced by depositary receipts issued under the deposit agreement. The depositary receipts will be distributed to those persons purchasing the fractional or multiple shares of preferred stock. A depositary receipt may evidence any number of whole depositary shares.

We will file the deposit agreement, including the form of depositary receipt, with the SEC, either as an exhibit to an amendment to the registration statement of which this prospectus forms a part or as an exhibit to a current report on Form 8-K. See “Where You Can Find More Information” above for information on how to obtain a copy of the form of deposit agreement.

Dividends and Other Distributions

The preferred stock depositary will distribute any cash dividends or other cash distributions received in respect of the deposited preferred stock to the record holders of depositary shares relating to the underlying preferred stock in proportion to the number of depositary shares owned by the holders. The preferred stock depositary will distribute any property received by it other than cash to the record holders of depositary shares entitled to those distributions, unless it determines that the distribution cannot be made proportionally among those holders or that it is not feasible to make a distribution. In that event, the preferred stock depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders of the depositary shares in proportion to the number of depositary shares they own.

The amounts distributed to holders of depositary shares will be reduced by any amounts required to be withheld by the preferred stock depositary or by us on account of taxes or other governmental charges.

Redemption of Preferred Stock

If we redeem preferred stock represented by depositary shares, the preferred stock depositary will redeem the depositary shares from the proceeds it receives from the redemption, in whole or in part, of the preferred stock. The preferred stock depositary will redeem the depositary shares at a price per share equal to the applicable fraction or multiple of the redemption price per share of preferred stock. Whenever we redeem shares of preferred stock held by the preferred stock depositary, the preferred stock depositary will redeem as of the same date the number of depositary shares representing the redeemed shares of preferred stock. If fewer than all the depositary shares are to be redeemed, the preferred stock depositary will select the depositary shares to be redeemed by lot or ratably or by any other equitable method it chooses.

After the date fixed for redemption, the depositary shares called for redemption will no longer be deemed to be outstanding, all dividends with respect to such shares will cease to accrue after the redemption date, and all rights of the holders of those shares will cease, except the right to receive the amount payable and any other property to which the holders were entitled upon the redemption. To receive this amount or other property, the holders must surrender the depositary receipts evidencing their depositary shares to the preferred stock depositary. We will be entitled to receive, from time to time, from the preferred stock depositary any interest accrued on such funds, and the holders of any depositary shares called for redemption shall have no claim to any such interest. Any funds that we deposit with the preferred stock depositary for any depositary shares that the holders fail to redeem will, to the extent permitted by law, be returned to us after a period of two years from the date we deposit the funds.

Withdrawal of Preferred Stock

Unless the related depositary shares have previously been called for redemption, any holder of depositary shares may receive the number of whole shares of the related series of preferred stock and any money or other property represented by those depositary receipts after surrendering the depositary receipts at the principal office of the preferred stock depositary, paying any taxes, charges and fees provided for in the deposit agreement and complying with any other requirement of the deposit agreement. Holders of depositary shares making these withdrawals will be entitled to receive whole shares of preferred stock, but holders of whole shares of preferred stock will not be entitled to deposit that preferred stock under the deposit agreement or to receive depositary receipts for that preferred stock after withdrawal. If the depositary shares surrendered by the holder in connection with withdrawal exceed the number of depositary shares that represent the number of whole shares of preferred stock to be withdrawn, the preferred stock depositary will deliver to that holder at the same time a new depositary receipt evidencing the excess number of depositary shares.

Voting Deposited Preferred Stock

When the preferred stock depositary receives notice of any meeting at which the holders of any series of deposited preferred stock are entitled to vote, the preferred stock depositary will mail the information contained in the notice to the record holders of the depositary shares relating to the applicable series of preferred stock. Each record holder of the depositary shares on the record date, which will be the same date as the record date for the preferred stock, may instruct the preferred stock depositary to vote the amount of the preferred stock represented by the holder’s depositary shares. To the extent possible, the preferred stock depositary will vote the amount of the series of preferred stock represented by depositary shares in accordance with the instructions it receives. We will agree to take all reasonable actions that the preferred stock depositary determines are necessary to enable the preferred stock depositary to vote as instructed. If the preferred stock depositary does not receive specific instructions from the holders of any depositary shares representing a series of preferred stock, it will not vote the shares of that series held by it relating to those depositary shares.

Conversion of Preferred Stock

If the prospectus supplement relating to the depositary shares says that the deposited preferred stock is convertible into or exercisable or exchangeable for common stock, preferred stock of another series or other securities of First Horizon or debt or equity securities of one or more third parties, the following will apply. The depositary shares, as such, will not be convertible into or exercisable or exchangeable for any securities of First Horizon or any third party. Rather, any holder of the depositary shares may surrender the related depositary receipts to the preferred stock depositary with written instructions to instruct us to cause conversion, exercise or exchange of the preferred stock represented by the depositary shares into or for whole shares of common stock, shares of another series of preferred stock or other securities of First Horizon or debt or equity securities of the relevant third party, as applicable. Upon receipt of those instructions and any amounts payable by the holder in connection with the conversion, exercise or exchange, we will cause the conversion, exercise or exchange using the same procedures as those provided for conversion, exercise or exchange of the deposited preferred stock. If only some of the depositary shares are to be converted, exercised or exchanged, a new depositary receipt or receipts will be issued for any depositary shares not to be converted, exercised or exchanged.

Amendment and Termination of the Deposit Agreement

We may amend the form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement at any time and from time to time by agreement with the preferred stock depositary. However, any amendment that imposes additional charges or materially and adversely alters the rights of the holders of depositary shares will not be effective unless the holders of at least a majority (or, in the case of an amendment that would under the articles of amendment establishing the underlying preferred stock require a greater vote if the holder of the depositary shares directly held the shares of such preferred stock represented thereby, such greater vote required by the articles of amendment) of the affected depositary shares then outstanding approve the amendment. We will make no amendment that impairs the right of any holder of depositary shares, as described above under “—Withdrawal of Preferred Stock”, to receive shares of the related series of preferred stock and any money or other property represented by those depositary shares, except in order to comply with mandatory provisions of applicable law or the rules and regulations of any governmental body, agency or commission, or applicable securities exchange. Holders who retain or acquire their depositary receipts after an amendment becomes effective will be deemed to have agreed to the amendment and will be bound by the amended deposit agreement.

The deposit agreement may be terminated by the depositary if:

•	all outstanding depositary shares have been redeemed or converted or exchanged for any other securities into which they or the underlying preferred stock are convertible or exchangeable; or

•	a final distribution in respect of the preferred stock has been made to the holders of depositary shares in connection with any liquidation, dissolution or winding up of First Horizon.

We may terminate the deposit agreement at any time and for any reason upon not less than 60 days’ prior written notice to the preferred stock depositary, and the preferred stock depositary will give notice of that termination to the record holders of all outstanding depositary receipts not less than 30 days before the termination date. In that event, the preferred stock depositary will deliver or make available for delivery to holders of depositary shares, upon surrender of the depositary receipts evidencing the depositary shares, the number of whole or fractional shares of the related series of preferred stock as are represented by those depositary shares.

Charges of Preferred Stock Depositary; Taxes and Other Governmental Charges

We will pay the fees, charges and expenses of the preferred stock depositary provided in the deposit agreement to be payable by us. Holders of depositary receipts will pay any taxes and governmental charges and any charges provided in the deposit agreement to be payable by them, including a fee for the withdrawal of shares of preferred stock upon surrender of depositary receipts. If the preferred stock depositary incurs fees, charges or expenses for which it is not otherwise liable at the election of a holder of a depositary receipt or other person, that holder or other person will be liable for those fees, charges and expenses.

Resignation and Removal of Depositary

The preferred stock depositary may resign at any time by giving us notice, and we may remove or replace the preferred stock depositary at any time.

Reports to Holders

We will deliver all required reports and communications to holders of the preferred stock to the preferred stock depositary. It will forward those reports and communications to the holders of depositary shares.

Limitation on Liability of the Preferred Stock Depositary

The preferred stock depositary will not be liable if it is prevented or delayed by law or any circumstances beyond its control in performing its obligations under the deposit agreement. The obligations of the preferred stock depositary under the deposit agreement will be limited to performance in good faith of its duties under the agreement, and it will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares, depositary receipts or shares of deposited preferred stock unless satisfactory and reasonable protection from expenses and liability is furnished. This protection is called an indemnity. The preferred stock depositary may rely upon written advice of counsel or accountants, upon information provided by holders of depositary receipts or other persons believed to be competent and upon documents believed to be genuine.

PLAN OF DISTRIBUTION

We may sell securities to or through underwriters, including one of our affiliates, to be designated at various times, and also may sell securities directly to other purchasers or through agents. We conduct our investment banking, institutional and capital markets businesses through our various bank, broker-dealer and non-bank subsidiaries, including FHN Financial Securities Corp. The distribution of securities may be effected at various times in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

The prospectus supplement for the securities we sell will describe that offering, including:

•	the name or names of any underwriters, managing underwriters, dealers or agents; the purchase price and the proceeds to us from that sale;

•	any underwriting discounts, commissions or agents’ fees and other items constituting underwriter’s or agent’s compensation;

•	any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.

VALIDITY OF SECURITIES

Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities will be passed upon for us by our counsel, Sullivan & Cromwell LLP, and/or by Charles T. Tuggle, Jr., Executive Vice President and General Counsel of First Horizon Corporation. Sullivan & Cromwell LLP will rely upon the opinion of Mr. Tuggle as to matters of Tennessee law, and Mr. Tuggle will rely upon the opinion of Sullivan & Cromwell LLP as to matters of New York law. As of April 27, 2022, Mr. Tuggle beneficially owned less than 1% of the outstanding shares of our common stock, including shares that can be acquired upon the exercise of options, shares that will be issued upon the vesting of stock unit awards, and shares held in our 401(k) Plan. Sullivan & Cromwell LLP regularly performs legal services for First Horizon Corporation.

EXPERTS

The consolidated financial statements of First Horizon Corporation and its subsidiaries as of December 31, 2021 and 2020, for each of the years in the three-year period ended December 31, 2021, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2021, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

PART II.
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth the various expenses to be incurred in connection with the sale and distribution of the securities being registered hereby, all of which will be borne by First Horizon Corporation. All amounts shown are estimates.

Filing Fee—Securities and Exchange Commission		(1)
Accounting fees and expenses	$400,000
Legal fees and expenses	500,000
Depositaries fees and expenses	6,000
Trustee fees and expenses	16,000
Printing and engraving expenses	58,000
Rating agency fees	1,030,000
Miscellaneous expenses	25,000

Total expenses	$2,035,000

(1)

The Registrant is registering an indeterminate amount of securities under this Registration Statement and in accordance with Rules 456(b) and 457(r), the Registrant is deferring payment of any additional registration fee until the time the securities are sold under this Registration Statement pursuant to a prospectus supplement.

Item 15. Indemnification of Directors and Officers.

Tennessee Code Annotated Sections 48-18-501 through 48-18-509 authorize a corporation to provide for the indemnification of officers, directors, employees and agents in terms sufficiently broad to permit indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the “Securities Act”). We have adopted the provisions of the Tennessee statute pursuant to Article Six of our Bylaws. In addition, we have a directors’ and officers’ liability insurance policy which provides coverage sufficiently broad to permit indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act.

Tennessee Code Annotated, Section 48-12-102, permits the inclusion in the charter of a Tennessee corporation of a provision, with certain exceptions, eliminating the personal monetary liability of directors to the corporation or its shareholders for breach of the duty of care. We have adopted the provisions of the statute as Article 14 of our Charter.

Our shareholders have approved a provision in Article Six of the Bylaws pursuant to which we are required to indemnify each director and any officers designated by the Board of Directors, and advance expenses, to the maximum extent not prohibited by law. In accordance with the foregoing, the Board of Directors is authorized to enter into individual indemnity agreements with the directors and such officers. Such indemnity agreements have been approved for all of the directors and certain officers.

Item 16. Exhibits.

LIST OF EXHIBITS

Exhibit No.	Description of Exhibit
1.1*	Form of Underwriting Agreements relating to senior debt securities, junior subordinated debt securities, common stock, preferred stock, depositary shares, purchase contracts, warrants and units.
3.1	Amended and Restated Charter of First Horizon Corporation, as amended (incorporated by reference to Exhibit 3.1 to First Horizon Corporation’s Current Report on Form 8-K filed on July 30, 2021).
3.2

Articles of Amendment to Amended and Restated Charter of First Horizon Corporation (incorporated by reference to Exhibit 3.1 to First Horizon Corporation’s Current Report on Form 8-K filed on March 3, 2022).

3.3

Bylaws of First Horizon Corporation, as amended and restated effective November 30, 2020 (incorporated by reference to Exhibit 3.1 to First Horizon Corporation’s Current Report on Form 8-K filed on December 1, 2020).

4.1

Indenture, dated as of December 20, 2010, between First Horizon Corporation and The Bank of New York Mellon Trust Company N.A., as Trustee (incorporated by reference to Exhibit 4.1 to First Horizon Corporation’s Registration Statement on Form S-3 (No. 333-186171)).

4.2	Form of Subordinated Debt Indenture (incorporated by reference to Exhibit 4.2 to First Horizon Corporation’s Registration Statement on Form S-3 (No. 333-229338)).
4.3

Form of Junior Subordinated Debt Indenture (incorporated by reference to Exhibit 4.2 to Post-Effective Amendment No. 1 to First Horizon Corporation’s Registration Statement on Form S-3 (No. 333-150448)).

4.4	Specimen of common stock of First Horizon Corporation (incorporated herein by reference to Exhibit 4.1 to First Horizon Corporation’s Current Report on Form 8-K filed on May 2, 2008).
4.5*	Form of Articles of Amendment relating to preferred stock.
4.6*	Form of Deposit Agreement, including the form of deposit receipt.
4.7	Form of Senior Debt Securities (included in Exhibit 4.1).
4.8	Form of Subordinated Debt Securities (included in Exhibit 4.2).
4.9	Form of Junior Subordinated Debt Securities (included in Exhibit 4.3).
4.9*	Form of Purchase Contract.
4.10*	Form of Warrant Agreement, including the form of warrant certificate.
4.11*	Form of Unit Agreement.
5.1	Opinion of Charles T. Tuggle, Jr.
5.2	Opinion of Sullivan & Cromwell LLP.
23.1	Consent of Charles T. Tuggle, Jr. (included in Exhibit 5.1).
23.2	Consent of Sullivan & Cromwell LLP (included in Exhibit 5.2).
23.3	Consent of KPMG LLP.
24	Power of Attorney (included on the signature page of this Registration Statement).
25.1	Form T-1 Statement of Eligibility of Trustee under the Senior Debt Indenture.
25.2	Form T-1 Statement of Eligibility of Trustee under the Subordinated Debt Indenture.
25.3	Form T-1 Statement of Eligibility of Trustee under the Junior Subordinated Debt Indenture.
107	Calculation of Filing Fee Table.

*	To be filed by post-effective amendment or under a Current Report on Form 8-K and incorporated by reference herein.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that Paragraphs (1)(i), (1)(ii) and (1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x), for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities: the undersigned Registrant undertakes that in a primary offering of securities of an undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of an undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(6) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, First Horizon Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Memphis, State of Tennessee, on the 27th day of April, 2022.

FIRST HORIZON CORPORATION

By:	/s/ HOPE DMUCHOWSKI Name: Hope Dmuchowski Title: Senior Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Hope Dmuchowski, Jeff L. Fleming, Clyde A. Billings, Jr., and Dane P. Smith, and each of them severally, as true and lawful attorneys-in-fact and agents of the undersigned with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities to sign this Registration Statement on Form S-3 of First Horizon Corporation and any and all amendments to this Registration Statement (including post-effective amendments thereto), and to file the same, with the exhibits thereto, and other documents in connection herewith, including any related registration statement filed pursuant to Rule 462(b) of the Securities Act of 1933, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing required or necessary to be done in and about the foregoing as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ D. BRYAN JORDAN D. Bryan Jordan	Director, President and Chief Executive Officer (Principal Executive Officer)	April 27, 2022

/s/ HOPE DMUCHOWSKI Hope Dmuchowski	Senior Executive Vice President and Chief Financial Officer (Principal Financial Officer)	April 27, 2022

/s/ JEFF L. FLEMING Jeff L. Fleming	Executive Vice President and Chief Accounting Officer (Principal Accounting Officer)	April 27, 2022

/s/ DARYL G. BYRD Daryl G. Byrd	Executive Chairman and Director	April 27, 2022

/s/ HARRY V. BARTON JR. Harry V. Barton Jr.	Director	April 27, 2022

/s/ JOHN N. CASBON John N. Casbon	Director	April 27, 2022

Signature	Title	Date

/s/ JOHN C. COMPTON John C. Compton	Director	April 27, 2022

/s/ WENDY P. DAVIDSON Wendy P. Davidson	Director	April 27, 2022

/s/ WILLIAM H. FENSTERMAKER William H. Fenstermaker	Director	April 27, 2022

/s/ J. MICHAEL KEMP, SR. J. Michael Kemp, Sr.	Director	April 27, 2022

/s/ RICK E. MAPLES Rick E. Maples	Director	April 27, 2022

/s/ VICKI R. PALMER Vicki R. Palmer	Director	April 27, 2022

/s/ COLIN V. REED Colin V. Reed	Director	April 27, 2022

/s/ E. STEWART SHEA III E. Stewart Shea III	Director	April 27, 2022

/s/ CECILIA D. STEWART Cecilia D. Stewart	Director	April 27, 2022

/s/ RAJESH SUBRAMANIAM Rajesh Subramaniam	Director	April 27, 2022

/s/ ROSA SUGRAÑES Rosa Sugrañes	Director	April 27, 2022

/s/ R. EUGENE TAYLOR R. Eugene Taylor	Director	April 27, 2022